UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
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ZION OIL & GAS, INC.

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ZION OIL & GAS, INC.
12655 North Central Expressway, Suite 1000
Dallas, Texas 75243
(214) 221-4610

To the Stockholders of Zion Oil & Gas, Inc.:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Zion Oil & Gas, Inc. The meeting will be held at 2:00 p.m., local time, on Tuesday, June 5, 2018, at the Westin Dallas Park Central in Dallas, Texas, which is two blocks from our corporate offices. Our Board of Directors and management look forward to greeting those of you who are able to attend the meeting in person. Following the formal meeting, we will hold a reception for the opportunity for all stockholders to visit informally with and ask questions of our Board and management.

At this Annual Meeting, you will be asked to vote on a couple of important proposals that include: (1) electing four directors, and (2) ratifying the appointment of our independent public accountants, Malone Bailey LLP.

The Annual Meeting also provides us the opportunity to present a review of our current exploration activities in Israel and our plans for future operations.

If you are not able to attend the Annual Meeting in person, our Board of Directors is soliciting proxies, so each stockholder has the opportunity to vote their shares. You may vote your shares by Internet, by telephone, or by mail from the proxy information received. We are providing an interactive digital proxy statement for online viewing and voting. It is very important for you to vote, to help prevent your shares from possibly being forfeited by a state government (“escheatment”) due to dormancy or lack of company contact.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support for Zion Oil & Gas, Inc. and the mission to help make Israel energy independent. Your vote is very important to us.

Sincerely,

John M. Brown
Executive Chairman of the Board

ZION OIL & GAS, INC.
12655 North Central Expressway, SUITE 1000
DALLAS, TEXAS 75243

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting (the “Annual Meeting”) of the Stockholders of ZION OIL & GAS, INC. (the “Company”) will be held at 2:00 P.M (local time) on June 5, 2018 at the Westin Dallas Park Central in Dallas, Texas to:

1.	Elect four directors of the Company as Class I directors to serve for a term of three years;

2.	Ratify the appointment of MaloneBailey, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Conduct such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Board of Directors has fixed the close of business on April 10, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that we may have a quorum at the Annual Meeting, and your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the Annual Meeting, you will have the right to revoke the proxy and vote your shares in person.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

/s/ VICTOR G. CARRILLO
Victor G. Carrillo
April 13, 2018	Chief Executive Officer

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING AND ANNUAL REPORT

The Company’s proxy materials and Annual Report on Form 10-K are available at:
http://www.astproxyportal.com/ast/ZionOil/

ZION OIL & GAS, INC.
12655 North Central Expressway, Suite 1000
DALLAS, TEXAS 75243

PROXY STATEMENT

For the Annual Meeting of Stockholders
To be held on Tuesday, June 5, 2018

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Zion Oil & Gas, Inc., a Delaware corporation (“Zion”, “Zion Oil” or the “Company”), of proxies to be voted at the 2018 Annual Meeting (the “Annual Meeting”) of the Company’s stockholders to be held at the Westin Dallas Park Central, 12720 Merit Drive, Dallas, Texas 75251 on Tuesday, June 5, 2018, at 2:00 p.m. (CST) and any adjournment(s) thereof.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are providing stockholders of record as of the Record Date (defined below) with Internet access to our proxy materials. Our Board has made these proxy materials available to you on the Internet on or about April 19, 2018 at www.astproxyportal.com/ast/ZionOil/, which is the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record. We are sending the Notice to our stockholders of record as of the Record Date of April 10, 2018, and filing the Notice with the SEC, on or about April 13, 2018. In addition to our proxy materials being available for review, the website contains instructions on how to access the proxy materials over the Internet or to request a printed copy, free of charge. In addition, stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting our Investor Relations Department at our principal executive offices in Dallas, Texas. Upon request and at no cost, we will also provide stockholders a copy of our Form10-K for the year ended December 31, 2017 filed with the SEC on March 12, 2018.

At the Annual Meeting, the stockholders will be asked to:

1.	Elect four directors of the Company as Class I directors to serve for a term of three years;

2.	Ratify the appointment of Malone Bailey, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Conduct such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

To have a valid meeting of the stockholders, a quorum of the Company’s stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes shall be counted as present for the purpose of determining the presence of a quorum. Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company’s Secretary, by revocation in person at the Annual Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Annual Meeting. The shares represented by the proxies solicited by the Board will be voted in accordance with the directions given therein, but if no direction is given, such shares unless otherwise restricted by law will be voted:

(i)	FOR the election as directors of the nominees of the Board named below;

(ii)	FOR the proposal to ratify the appointment of Malone Bailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(iii)	unless otherwise restricted by law, in the discretion of the proxies named in the proxy on any other proposals to properly come before the Annual Meeting or any adjournment(s) thereof.

The Company is unaware of any additional matters not set forth in the Notice that will be presented for consideration at the Annual Meeting.

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VOTING RIGHTS

All voting rights are vested exclusively in the holders of Common Stock. Only holders of Common Stock of record at the close of business on April 10, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were a total of approximately 57,870,000 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting is entitled to one vote for each share held.

Stockholders holding a majority of the Common Stock issued and outstanding as of the Record Date, present in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment(s) thereof.

Assuming a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the shares having voting power present in person or by proxy is required for approval of Proposal No. 1 (election of directors).

If you hold shares in a brokerage account, brokers are not entitled to vote on Proposal No. 1 in the absence of specific client instructions. Stockholders who hold shares in a brokerage account are encouraged to provide voting instructions to their broker. To vote shares held in “street name” at the Annual Meeting, you should contact your broker before the Annual Meeting to obtain a proxy form in your name. Broker non-votes and abstentions are counted as shares present at the Annual Meeting for purposes of determining a quorum.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on “routine” matters, but not on non-routine matters. The proposal to elect four Class I directors (Proposal No. 1) is considered a non-routine matter on which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on these proposals. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on this proposal. Therefore, your broker will not have discretionary authority to vote your shares with respect to Proposal No. 1.

A “broker non-vote” occurs when the broker does not receive voting instructions from the beneficial owner with respect to a non-routine matter and therefore the broker expressly indicates on a proxy card that it is not voting on a matter. Abstentions will have the effect of a negative vote.

The proposal to ratify the appointment of Malone Bailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2) is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on these proposals. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to these proposals.

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting:

●	Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card (www.voteproxy.com). You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2018. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card.

●	Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your Notice or on your proxy card [1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other countries]. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on June 4, 2018. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.

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●	Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Notice & Access — Request Paper Copies:

Telephone: 888-Proxy-NA (888-776-9962); 718-921-8562 (for international callers)

E-MAIL: info@astfinancial.com

WEBSITE: https://us.astfinancial.com/proxyservices/requestmaterials.asp

Webhosting site address: http://www.astproxyportal.com/ast/ZionOil/

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STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table sets forth information as of the Record Date concerning shares of our Common Stock beneficially owned by: (i) each director; (ii) each nominee for director, (iii) each Named Executive Officer (defined below); (iv) all directors and executive officers as a group; and (v) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

In accordance with SEC rules, the table considers all shares of Common Stock that could be issued upon the exercise of outstanding options and warrants within 60 days of the Record Date to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but does not consider those securities to be outstanding for computing the percentage ownership of any other person. We have chosen to include the effect of the shares of Common Stock that are issuable upon the exercise of outstanding options and warrants through June 9, 2018. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. Except as noted above, we have calculated the percentages of shares beneficially owned based on approximately 57,870,000 shares of Common Stock outstanding on the Record Date.

The address of John M. Brown, Dustin L. Guinn, Victor G. Carrillo, Michael B. Croswell, Paul Oroian, Forrest A. Garb, William H. Avery, Martin M. van Brauman, Justin W. Furnace, Gene Scammahorn, Dr. Lee Russell and Kent Siegel is 12655 North Central Expressway, Suite 1000, Dallas, TX 75243. The address of Dr. Yehezkel “Charlie” Druckman is 9 Halamish Street, Caesarea Industrial Park, 3088900 Israel.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John M. Brown(1)	1,115,000	(4)	1.9
Dustin L. Guinn	335,000	(5)
Victor G. Carrillo	557,193	(6)
Michael B. Croswell Jr.(1)(2)	414,500	(7)
Forrest A. Garb(1)	299,147	(8)
William H. Avery	677,500	(9)	1.2
Paul Oroian	316,160	(10)
Dr. Yehezkel “Charlie” Druckman	285,000	(11)
Justin W. Furnace	240,000	(12)
Gene Scammahorn	241,432	(13)
Kent Siegel(1)	276,000	(14)
Martin M. van Brauman	432,521	(15)
Dr. Lee Russell(3)	295,000	(16)
Group Total*	5,484,453		9.5

*	Based on estimated 57,870,000 outstanding shares at Record Date
**	If the percentage ownership is not shown above, it is less than 1%
(1)	Nominee for Class I Director.
(2)	Mr. Croswell was appointed to the Board on May 1, 2017.
(3)	Dr. Lee R. Russell was appointed to the Board on May 1, 2017.
(4)	Comprised of (a) 375,000 shares of Common Stock owned by Mr. Brown, (b) 100,000 shares of Common Stock owned by Mr. Brown’s wife and (c) 640,000 shares of Common Stock issuable upon exercise of stock options awarded under the stock option plans (the “Plans”) which are currently exercisable or that become exercisable within 60 days following the Record Date.
(5)	Comprised of (a) 235,000 shares of Common Stock owned by Mr. Guinn and (b) 100,000 shares of Common Stock issuable upon exercise of options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(6)	Comprised of (a) 251,500 shares of Common Stock owned by Mr. Carrillo and (b) 305,693 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(7)	Comprised of (a) 57,000 shares of Common Stock owned by Mr. Croswell and (b) 357,500 shares of Common Stock issuable upon exercise of stock options awarded under the Plans, which are currently exercisable.

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(8)	Comprised of (a) 3,147 shares of Common Stock owned by Mr. Garb and (b) 296,000 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(9)	Comprised of (a) 350,000 shares of Common Stock owned by Mr. Avery and (b) 327,500 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(10)	Comprised of (a) 15,160 shares of Common Stock owned by Mr. Oroian and (b) 301,000 shares of Common Stock issuable upon exercise of options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(11)	Comprised of (a) 25,000 shares of Common Stock owned by Dr. Druckman and (b) 260,000 shares of Common Stock issuable upon exercise of options awarded under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date. Note: On April 9, 2018, memorial services were held in Jerusalem, Israel for Dr. Yehezkel “Charlie” Druckman.
(12)	Comprised of (a) 5,000 shares of Common Stock owned by Mr. Furnace and (b) 235,000 shares of Common Stock issuable upon exercise of options awarded to Mr. Furnace under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(13)	Comprised of (a) 1,432 shares of Common Stock owned by Mr. Scammahorn and (b) 240,000 shares of Common Stock issuable upon exercise of options awarded to Mr. Scammahorn under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(14)	Comprised of (a) 5,000 shares of Common Stock owned by Mr. Siegel and (b) 271,000 shares of Common Stock issuable upon exercise of options awarded to Mr. Siegel under the Plans which are currently exercisable or that become exercisable within 60 days following the Record Date.
(15)	Comprised of (a) 299,934 shares of Common Stock owned by Mr. van Brauman, plus 2,587 shares jointly held with his wife and (b) 130,000 shares of Common Stock issuable upon exercise of stock options awarded under the Plans, which are currently exercisable.
(16)	Comprised of (a) 40,000 shares of Common Stock owned by Dr. Russell and (b) 255,000 shares of Common Stock issuable upon exercise of stock options awarded under the Plans, which are currently exercisable.

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COMPENSATION DISCUSSION AND ANALYSIS

Zion Oil and Gas, Inc., a Delaware corporation, is an initial stage oil and gas exploration company with a history of over 18 years of oil and gas exploration in Israel. Zion currently holds one active petroleum exploration license onshore Israel, the Megiddo-Jezreel License (“MJL”), comprising approximately 99,000 acres. Under Israeli law, Zion has the exclusive right to oil and gas exploration within its license area in that no other company is authorized to drill or explore there.

The Megiddo-Jezreel #1 (“MJ #1”) was spud on June 5, 2017. The MJ #1 well was drilled to a total depth (“TD”) of 5,060 meters (approximately 16,600 feet). Zion also obtained several wireline log suites and the well has been cased and cemented in preparation for upcoming testing operations. However, as of the date of this Proxy Statement, the Company is not able to confirm whether the MJ #1 well will be commercially productive and will not be able to do so until after testing and fully evaluating the well.

As of December 31, 2017, we became an “accelerated filer reporting company” for purposes of the SEC’s executive compensation and other disclosure rules. The executive compensation disclosures that follow are compliant with the SEC’s executive compensation disclosure rules for accelerated filer reporting companies.

Our current “Named Executive Officers” are:

●	John M. Brown — Executive Board Chairman (EC);

●	Dustin L. Guinn — Executive Vice Chairman, President/Chief Operating Officer (President/COO);

●	Victor G. Carrillo — Chief Executive Officer (CEO);

●	Michael B. Croswell Jr. — Chief Financial Officer (CFO).

This section describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2017 and explains how they applied to our Named Executive Officers for fiscal year 2017, who are included in the Summary Compensation Table provided below.

Our Board of Directors has overall responsibility for establishing compensation for our directors and executive officers. Our Board has delegated to the Compensation Committee of the Board the responsibility for establishing, implementing and monitoring adherence with our compensation philosophy with respect to our executive officers. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Our Executive Compensation Philosophy and Objectives

We have been engaged in the exploration of oil and gas in onshore Israel since 2000 and continue to face a very challenging environment. Our ultimate success will depend, in part, upon our talented employees and the leadership provided by our Named Executive Officers. We have designed our executive compensation program to achieve the following objectives:

●	Attract and retain highly qualified talent. We need to attract, motivate, and retain management talent of high quality in a competitive market.

●	Align the interests of our executives with stockholders. We should align the interests of Zion’s management and stockholders, towards the Company’s overall success, by planning and working towards multi-well, long-term exploration and drilling programs in Israel, aimed at discovering and producing commercial quantities of oil and gas.

●	Manage resources efficiently. Employee compensation is a significant expense for us. We strive to manage our compensation programs so as to balance our need to reward and retain executives with our goal of preserving stockholder value. In addition, given the importance of preserving cash reserves for our exploration program, we seek to provide executives with significant equity compensation in order to encourage them to accept lower cash compensation than they might be able to receive elsewhere

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Zion’s executive compensation programs are designed to compensate individual management personnel based on a number of factors, including:

●	the individual’s position and responsibilities within the Company;

●	the overall importance of the individual’s responsibilities in helping the Company achieve success:

●	specific tasks that the individual may be required to perform during a particular time period;

●	the individual’s skill set, experience and education;

●	market conditions, as measured by (among other things) feedback from recruiters and the Company’s knowledge of peer company compensation policies;

●	geographical considerations, including the cost of living associated with the USA and Israel, where the Company’s offices are located;

●	advice from third party economic consulting and compensation firms;

●	the Company’s performance in areas for which the individual has responsibility; and

●	the Company’s overall performance in its mission.

Components of Compensation

In an effort to meet these objectives, our executive compensation program consists of the following components:

●	Base Salary. The Compensation Committee believes that base salary should provide executives with a predictable income sufficient to attract and retain strong talent in a competitive marketplace. We generally strive to set executive base salaries at levels that we believe enable us to hire and retain individuals in a competitive environment.

●	Equity Award. The Compensation Committee believes that long-term equity incentives, such as stock options, focus executives on increasing long-term shareholder value.

●	Discretionary Cash Bonus Award. The Compensation Committee has historically awarded cash bonuses on occasion to reward significant individual contributions or to act as an incentive.

●	General Benefits. We provide generally competitive benefits packages, such as medical, life and disability insurance, to our executives on the same terms as our other employees.

Our Process of Establishing Executive Compensation

The Compensation Committee typically reviews our executive officers’ compensation on an annual basis. Our EC recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee. Except for these roles, Zion’s executive officers do not have a role in approving goals and objectives or in determining compensation of executive officers or non-employee directors. Our CEO has no role in approving his own compensation. The Compensation Committee periodically reviews the compensation of non-employee directors, primarily by reference to the compensation of non-employee directors at similarly situated companies.

Consistent with its charter, the Compensation Committee has utilized the services of an independent outside corporate consultant company to provide assistance with regard to reasonable compensation ranges. For our Company at this time, the most relevant comparison metric is market capitalization (“market cap”), and we have identified 15 companies in the oil and gas exploration and production field that have a market cap of between $43 and $1,120 million to compare to Zion.

Market capitalization is used as the most relevant comparison metric, since Zion is currently a development stage company with neither production nor revenue and has no additional operating metrics to use for comparison purposes.

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Compensation Analysis

For purposes of the analysis, in order to make an assessment for our named executive officers, data on comparable companies (the “Peer Group”) were selected based on their size, industry segment, and stage of development. The group was selected from a list of all companies that are part of the oil and gas drilling and exploration industry. We used the Global Industry Classification Standard (“GICS”) to assess industry proximity with respect to the industry group and sub-industry. We identified similar companies within our sub-industry for possible peer relationships, and we compared company size with regards to market cap. The Peer Group was approved by the Compensation Committee as representative of the sector in which we operate. This criterion was effective in yielding an appropriate survey and benchmark group.

With respect to general compensation comparisons for 2018, the selected Peer Group constituents for 2018 are the following 15 companies:

1.	Approach Resources Inc.

2.	Bill Barrett Corporation

3.	Cobalt International Energy, Inc.

4.	Comstock Resources, Inc.

5.	Contango Oil & Gas Company

6.	Evolution Petroleum Corporation

7.	EXCO Resources, Inc.

8.	Gastar Exploration, Inc.

9.	Jones Energy, Inc.

10.	Legacy Reserves LP

11.	Lilis Energy, Inc.

12.	Northern Oil and Gas, Inc.

13.	PetroQuest Energy, Inc.

14.	Prime Energy Corporation

15.	VAALCO Energy, Inc.

Using the market capitalization range based upon the Company’s market capitalization within the appropriate peer connections in the GICS industry group, the Peer Group was determined. Then, compensation ranges of each specified executive position within the Peer Group were determined and compared with the actual and projected compensation numbers from the Company. Thus, compensation information on the Peer Group was collected and statistically analyzed relative to Zion’s market capitalization, and then the Compensation Committee reached conclusions with regard to the compensation range of Zion’s senior officer management team for 2018 and going forward.

The analysis focuses on four key officer positions regarding the proposed compensation paid by Zion for all officers as a whole and for the individual positions as compared to the Peer Group going forward. The four key officer positions are the Executive Chairman, Chief Executive Officer, President and Chief Operating Officer and the Chief Financial Officer.

Total compensation for executives generally consists of the following five categories: (1) Cash salaries; (2) Cash bonuses; (3) Stock awards; (4) Stock options; and (5) Other. With respect to a three-year performance and pay rankings for Zion and the peer companies, Zion would be at the lower range of relative pay and performance rank compared to the Peer Group. Also, Table I illustrates over a three-, two-, and one-year period that the compensation of CEOs from the Peer Group was higher when petroleum prices were higher than the compensation for Zion’s CEO. Further, the absolute pay packages of the Peer Group are much greater than Zion’s pay package over each year.

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Table 1: Total Annual CEO Compensation Averages

	Over 3-Years	Over 2-Years	Over 1-Year
Company	Total Pay	Total Pay	Total Pay
Zion Oil & Gas, Inc.	463,850	438,775	447,902
Approach Resources, Inc.	2,459,205	2,125,720	1,592,494
Bill Barrett Corp.	3,922,009	9,996,796	3,776,409
Cobalt International Energy, Inc.	8,714,357	7,478,275	5,730,745
Comstock Resources, Inc.	3,331,990	3,030,147	2,811,595
Contango Oil & Gas Company	1,934,487	2,363,084	3,011,817
Evolution Petroleum Corporation	1,073,829	1,176,243	1,069,597
EXCO Resources, Inc.	3,269,234	3,421,654	4,327,631
Gastar Exploration, Inc.	2,187,764	2,008,931	1,853,101
Jones Energy, Inc.	3,086,990	2,898,052	2,519,997
Legacy Reserves LP	3,122,766	3,134,882	4,184,220
Lilis Energy, Inc.	2,010,737	2,881,528	3,717,734
Northern Oil and Gas, Inc.	5,471,532	6,251,266	3,830,669
PetroQuest Energy, Inc.	1,465,181	1,163,945	1,471,081
PrimeEnergy Corporation	1,399,676	578,334	581,493
VAALCO Energy, Inc.	1,503,170	1,380,681	1,353,941

The Peer Group is large enough to make the comparison about Zion’s compensation relative to the Named Executive Officers’ (“NEO’s”) compensation packages of companies in the Peer Group. Also, the percentage of total NEO’s compensation to Zion’s market capitalization is one of the variables of interest, which shows Zion’s compensation packages very much below the average of the Peer Group.

Table 2: Total NEO Compensation to Market Cap

Company	Total NEO Compensation	Market Cap (millions)	Percentage
Zion Oil & Gas, Inc.	1,912,077	122	1.56
Approach Resources, Inc.	4,454,251	223	1.99
Bill Barrett Corp.	9,407,763	303	3.10
Cobalt International Energy, Inc.	5,010,000	101	4.96
Comstock Resources, Inc.	6,898,139	108	6.38
Contango Oil & Gas Company	8,873,707	147	6.03
Evolution Petroleum Corporation	1,805,429	252	0.72
EXCO Resources, Inc.	30,198,572	83	36.38
Gastar Exploration, Inc.	4,049,843	140	2.89
Jones Energy, Inc.	5,156,985	129	3.99
Legacy Reserves LP	3,263,250	121	2.69
Lilis Energy, Inc.	9,120,657	226	4.03
Northern Oil and Gas, Inc.	9,099,680	98	9.28
PetroQuest Energy, Inc	3,271,500	47	6.96
PrimeEnergy Corporation	1,141,796	104	1.09
VAALCO Energy, Inc.	2,861,950	52	5.50

As part of the total compensation review process, each company in the Peer Group along with the mix of compensation that comprises the total executive compensation package was compared to the company. The final process compared relative data for the total compensation and individual executive positions to similar data for Zion’s executives. Compensation paid to the executive officers in a company should be aligned with the company’s performance on both a short-term and long-term basis, while remaining competitive. Zion is competing for executive talent with that of its Peer Group.

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Zion’s actual individual compensation levels and total compensation levels were below the average when compared with the Peer Group. Also, using a statistical method of functional relationship with the total compensation amounts as a percentage of market capitalization adjusted by the total officer count, Zion’s Officer Compensation falls within the predicted range of the comparable companies in the Peer Group.

CEO Pay Ratio

On our filer status determination date of December 31, 2017, Zion had an aggregate market value held by its non-affiliates of $75 million or more as of June 30, 2017 and entered into an accelerated filer status for the annual report that was filed for 2017 on March 12, 2018 and now is required to provide pay ratio disclosure for the first full fiscal year after January 1, 2017 in the 2019 proxy statement. Nevertheless, Zion has elected to voluntarily disclose our CEO to median employee pay ratio in this proxy statement.

We believe the executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance the company and shareholder value. The Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2017 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the “Executive Compensation” table on page 20 of this Proxy Statement. Pay elements that were included in the annual total compensation for each employee are: (1) salary received in 2017; (2) bonuses; (3) option awards; and (4) all other compensation that includes auto related expenses, insurance related expenses, other personal benefits and Israel related social benefits. Our calculation includes all employees as of December 31, 2017. We determined the compensation of our median employee by: (1) calculating the annual total compensation described above for each of our employees; (2) ranking the annual total compensation of all employees inclusive of the CEO from lowest to highest (a list of 37 employees and consultants), and (3) chose the employee ranked 19th as the “Median Employee”.

Zion’s CEO, Mr. Carrillo, had 2017 annual total compensation of $448,902, consisting of salary, bonuses, option awards and all other compensation, as reflected in the Executive Compensation table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $139,000. We estimate that Mr. Carrillo’s annual total compensation was approximately 3.2 times that of our median employee in 2017.

Our Compensation Program Decisions

Zion’s executive compensation programs are designed to:

●	attract and retain highly qualified, talented and experienced management

●	personnel;

●	motivate and reward members of management whose knowledge, skills,

●	performance, and business relationships are critical to our success; and

●	align the interests of Zion’s management and stockholders in the Company’s overall success in planning and working towards multi-well, long-term exploration and drilling programs in Israel towards its mission of discovering and producing commercial quantities of oil and gas in Israel.

In this sense, having a competitive and market-based compensation program, as compared with Zion’s peer companies is very important.

Base Salary

All of our NEOs are subject to individual employment agreements with fixed base salaries. Because Zion remains in the development stage, the Compensation Committee has determined to maintain the salaries of our named executives, including our CEO at rates that are below average as compared with our peer companies.

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Equity Awards

Our equity-based incentive program for the entire company, including executive officers, currently consists of stock option grants. As is the case with base salary, option grants are typically governed by each officer’s employment agreement.

Nonetheless, the Compensation Committee will from time to time grant options outside of the executive’s personal employment agreement. In determining the number of options to be granted to executive officers, the Compensation Committee takes into account the market data discussed above, internal pay fairness, the individual’s position and scope of responsibility the executive’s ability to affect profitability and stockholder value, the individual’s historic and recent job performance and the value of stock options in relation to other elements of total compensation.

In 2017 and in the future, the Compensation Committee believes it is appropriate to place a heavier emphasis on long-term equity incentives on our executive officer compensation, as opposed to cash compensation. The Compensation Committee’s intent is to more closely align our stockholders’ interest to create long-term value with that of our executive officers through equity incentives, and to preserve cash for our exploration programs.

Executive Officer and Board Director Equity Retention Guidelines

The Board believes it is important that our executives and board members be incentivized to focus on long-term stockholder value to ensure the executives’ and board members’ interests are aligned with those of our stockholders. Best practice also dictates that non-employee directors maintain a meaningful level of share ownership by a certain time after appointment to better align their interests with those of stockholders. Accordingly, the Board adopted on March 17, 2018, Executive Officer and Board Director Equity Retention Guidelines to further align the interests of our executives and directors with the interests of our stockholders and to promote our commitment to sound corporate governance.

Under equity retention guidelines implemented by the Board, the CEO and each of the other NEOs are encouraged to accumulate, within five years from the later of the date the guidelines were implemented or the date he or she became CEO or a NEO, and thereafter to retain for the duration of employment a minimum level of company equity. The encouraged cumulative minimum level of equity for the CEO is equal to three times base salary and the cumulative minimum level of equity for the other NEOs is equal to two times base salary.

Until the minimum level of company equity is achieved, a CEO or a NEO is barred from selling or otherwise transferring beneficial ownership of more than one-half of (1) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock award made after implementation of the equity retention guidelines or (2) the shares of the Company’s common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise and gifting, or net of any shares transferred to family owned trusts.

Directors are encouraged to achieve a level of share ownership equal to two times board fees within five years of the later of the date the guidelines were adopted or the date the person first became a Director. All other stock ownership guidelines that apply to NEOs apply to Directors.

These ownership guidelines are reviewed annually during the week of the date of the annual meeting of stockholders based on the applicable annual base salary in effect on such annual date. The value of a share will be measured on the date of our annual meeting of stockholders each year based on the average closing price over the 30 calendar days preceding the date of review. Such reviewed ownership levels will be reported to the Nominating and Corporate Governance Committee.

Consideration of Previous Shareholder Advisory Vote

In June 2017, our stockholders approved the compensation of our Named Executive Officers as described in our 2017 proxy statement, with approximately 97.6% of stockholder votes cast in favor of our 2017 “say-on-pay” resolution (excluding abstentions and broker non-votes). The Compensation Committee considered these results as evidence of support for our compensation program and responsive to shareholder concerns as described in our 2017 proxy statement, and as grounds for maintaining a similar approach for 2018.

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Hedging, Short Sales and Pledging Prohibitions

Our insider trading policy prohibits our Named Executive Officers and Directors from engaging in any speculative transactions involving our common shares including buying or selling puts or calls, pledging, short sales or purchases of securities on margin or otherwise hedging the risk of ownership of our stock. In exceptional circumstances, pledges for loan collateral (not margin debt) in a good faith and arms-length transaction may be approved, but would require the approval and authorization of both the CEO and the Chief Legal Officer or the Chief Compliance Officer as determined by them in their sole discretion.

Conclusion

We believe that the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our long-term objectives. The compensation programs and policies that our Compensation Committee has designed incentivize our executive officers to perform at a level necessary to achieve our desired objectives. We believe that the various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

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COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board on April 7, 2018 that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Forrest Garb (Chair)
Kent Siegel
Justin Furnace

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EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last three fiscal years, which was awarded to, earned by, or paid to our Executive Chairman, Chief Executive Officer, Executive Vice Chairman/President/Chief Operating Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary		Bonus	Option Awards(1)	All Other Compensation(2)	Total
John M. Brown, Executive Chairman	2015 2016 2017	273,000 249,000 249,000		30,000 65,000 30,000	20,529 161,817 239,750	95,158 99,067 113,669	418,687 574,884 632,419

Victor G. Carrillo, Chief Executive Officer	2015 2016 2017	250,000 250,000 250,000		50,000	123,325 149,569 137,000	75,975 55,374 61,542	449,300 504,943 448,542

Dustin L. Guinn Executive Vice Chairman President/COO	2016 2017	125,000 250,000	*		176,946 171,500	22,478 44,147	324,424 465,647

Michael B. Croswell Jr. Chief Financial Officer	2016 2017	56,250 150,000	*	1,026	154,062 178,200	25,530 36,549	236,869 364,749

*	Note: Mssrs. Guinn and Croswell were appointed to their respective positions in 2016 and, therefore, the 2016 compensation represents the applicable portion for 2016.
(1)	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the Named Executive, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for Zion that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 6 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. To see the value actually received by the Named Executive Officers in fiscal 2017, see the “Option Exercises and Stock Vested” in fiscal 2017 Table below.
(2)	For 2017, represents the compensation as described under the caption “All Other Compensation”, below.

All Other Compensation

The following table provides information regarding each component of compensation for 2017 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Perquisites & Other Personal Benefits(1)	Automobile Related Expenses(2)	Insurance Related Expenses(3)	Israel Related Social Benefits(4)	Total
John M. Brown	41,981	18,767	52,920	—	113,669

Victor G. Carrillo	1,747	11,923	47,873	—	61,542

Dustin L. Guinn	2,574	9,240	32,333	—	44,147

Mike Croswell	2,679	2,654	31,216	—	36,549

(1)	Represents for Mr. Brown: office allowance ($24,000), payment of unused vacation expenses ($13,327), and cell phone expenses ($4,654); Represents for Mr. Carrillo: cell phone expenses ($1,747); Represents for Mr. Guinn: cell phone expense ($2,574); Represents for Mr. Croswell: cell phone expenses ($1,760) and professional dues ($919).

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(2)	Represents for Mr. Brown: leased automobile cost, insurance and maintenance ($18,767); Represents for Mr. Carrillo: leased automobile cost, insurance and maintenance ($11,923); Represents for Mr. Guinn: leased automobile cost and maintenance ($9,240); Represents for Mr. Croswell: insurance and maintenance ($2,654).
(3)	Represents for Messrs. Brown, Carrillo, Guinn, and Croswell: direct cash payments to providers of health, dental, life, vision, and disability insurance.
(4)	These are comprised of contributions by the Company to savings, severance, pension, disability and insurance plans generally provided in Israel, including education funds and managerial insurance funds.

Grant of Plan Based Awards in 2017

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2017.

Name	Approval Date(1)	Grant Date(1)	Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Option Awards ($)
John M. Brown	01/01/2017 01/01/2017	01/02/2017 01/02/2017	25,000 150,000	(2) (3)	$ $	0.01 0.01	$ $	34,250 205,500

Victor G. Carrillo	01/02/2017	01/02/2017	100,000	(3)		$0.01		$137,000

Dustin Guinn	01/02/2017 01/05/2017	01/02/2017 01/05/2017	100,000 25,000	(3) (4)	$ $	0.01 0.01	$ $	137,000 34,500

Michael Croswell	01/02/2017 01/02/2017	01/05/2017 01/05/2017	120,000 10,000	(3) (4)	$ $	0.01 0.01	$ $	164,400 13,800

(1)	All grants were approved by the Compensation Committee.
(2)	Represents grant of stock options under our 2011 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options were fully vested at the date of grant and expire on January 1, 2027.
(3)	Represents grant of stock options under our 2011 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options were fully vested at the date of grant and expire on January 2, 2027.
(4)	Represents grant of stock options under our 2011 Stock Option Incentive Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options were fully vested at the date of grant and expire on January 5, 2027.

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Outstanding Equity Awards at Fiscal Year End –December 2017

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John M. Brown	300,000			$2.61	12/4/2021
	25,000			$1.38	1/1/2025
	25,000			$0.01	1/1/2026
	75,000			$0.01	6/5/2026
	25,000			$0.01	1/1/2027
	150,000			$0.01	1/2/2027

Victor G. Carrillo	200,000			$2.61	12/4/2021
	50,000			$1.70	12/20/2022
	20,693			$1.67	10/1/2024
	10,000			$1.38	1/2/2025

Dustin Guinn	25,000			$2.03	5/1/2021
	50,000			$1.55	6/05/2026

Michael Croswell	40,000			$2.61	12/4/2021
	30,000			$1.70	12/20/2022
	1,693			$1.67	10/1/2024
	48,307			$1.38	1/2/2025
	85,000			$0.01	6/5/2026
	120,000			$0.01	1/2/2027
	10,000			$0.01	1/5/2027

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information about options exercised by the Named Executive Officers during the fiscal year ended December 31, 2017:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
John M. Brown(2)	50,000	65,000
Victor G. Carrillo(3)	150,000	199,500
Dustin L. Guinn(4)	235,000	310,200
Michael Croswell(5)	15,000	17,550

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.
(2)	Mr. Brown exercised 50,000 penny options on January 11, 2017.
(3)	Mr. Carrillo exercised 150,000 penny options on January 12, 2017.
(4)	Mr. Guinn exercised 235,000 penny options on January 17, 2017.
(5)	Mr. Croswell exercised 15,000 penny options on April 18, 2017.

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Employment Agreements

John M. Brown. Mr. Brown has continuously served as Chairman of the Board since the Company’s establishment in April of 2000 but was appointed Executive Chairman in January 2010. On January 1, 2014, the Company and Mr. Brown, the Chairman of the Company’s board of directors, entered into an Employment Agreement (the “Chairman Agreement”) covering Mr. Brown’s service as the Executive Chairman of the Company’s Board of Directors, which has been amended by a First Amendment dated March 31, 2014 and a Second Amendment dated December 19, 2016.

The Chairman Agreement had an initial term that extended through December 31, 2016 and then automatically renewed for successive two-year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Brown is paid an annual salary of $249,000, payable monthly. Mr. Brown will receive an annual bonus of $30,000 and 25,000 stock options. Mr. Brown can terminate the Employment Agreement and the relationship thereunder at any time upon 60 business days’ notice. If the Company were not to renew the term of the agreement or were to terminate the agreement during any renewal term, for any reason other than “Just Cause” (as defined the Agreement), then the Company is to pay to Mr. Brown an amount equal to the base salary, then payable to him for a period of twelve months as if the Agreement had not been so terminated or had been renewed. Mr. Brown may also terminate the agreement for “Good Reason” (as defined in the Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Employment Agreement provides for customary protections of the Company’s confidential information and intellectual property.

Victor G. Carrillo. Mr. Carrillo was appointed a director in September 2010, Executive Vice President in January 2011 and President and Chief Operating Officer in October 2011. Effective June 15, 2015, Mr. Carrillo was appointed as the Chief Executive Officer and effective June 16, 2015 the Company and Mr. Carrillo entered into a new employment agreement for an initial term until December 31, 2016 and automatically renewed for successive one year terms unless the Company or Employee indicates in writing, more than 30 days prior to the termination of this initial term or any renewal term, that it does not intend to renew this agreement. Under the agreement, Mr. Carrillo continues to be paid an annual salary of $250,000, subject to annual review and adjustments.

Under the agreement, Mr. Carrillo was granted a one-time fully vested option to purchase up to 50,000 shares of common stock of the Company at a per share exercise price of $0.01 and a signing bonus of $50,000. The Company shall also grant to Employee fully vested options to purchase 25,000 shares of common stock at a per share exercise price of $.01 commencing January 5, 2016 and continuing on the 5th day of January of each successive renewal term.

If the Company were to terminate the agreement during a renewal term for any reason other than “Just Cause” (as defined in the employment agreement), then Mr. Carrillo is entitled to 12 month’s salary, as well as all benefits earned and accrued through such date. The employment agreement provides for customary protections of the Company’s confidential information and intellectual property.

Dustin L. Guinn. Mr. Guinn was appointed a director on May 1, 2015 and is currently serving as the Executive Vice Chairman since July 1, 2016 and as President and Chief Operating Officer since September 13, 2016. Mr. Guinn entered into an employment agreement for an initial term until December 31, 2017 and automatically renewed for successive one-year terms unless the Company or Employee indicates in writing, more than 30 days prior to the termination of this initial term or any renewal term that it does not intend to renew this agreement. Under the agreement, Mr. Guinn is to be paid an annual salary of $250,000, subject to annual review and adjustments.

Mr. Guinn is granted a one-time fully vested option to purchase up to 100,000 shares of common stock of the Company at a per share exercise price of $0.01. The Company shall also grant to Employee fully vested options to purchase 25,000 shares of common stock at a per share exercise price of $.01 commencing January 5, 2017 and continuing on the 5th day of January of each successive renewal term.

If the Company were to terminate the agreement during a renewal term for any reason other than “Just Cause” (as defined in the employment agreement), then Mr. Guinn is entitled to 12 month’s salary, as well as all benefits earned and accrued through such date. The employment agreement provides for customary protections of the Company’s confidential information and intellectual property.

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Michael B. Croswell Jr. Mr. Croswell was appointed by the Board as Chief Financial Officer on August 15, 2016. Mr. Croswell entered into an employment agreement for an initial term until December 31, 2017 and automatically renewed for successive one-year terms unless the Company or Employee indicates in writing, more than 30 days prior to the termination of this initial term or any renewal term that it does not intend to renew this agreement. Under the agreement, Mr. Croswell is to be paid an annual salary of $150,000, subject to annual review and adjustments. On January 9, 2018, the Compensation Committee approved the recommendation from the CEO and the Chairman and Vice Chairman of the Board to increase the annual salary to $175,000 beginning January 1, 2018.

The Company shall also grant to Employee fully vested options to purchase 10,000 shares of common stock at a per share exercise price of $.01 commencing January 5, 2017 and continuing on the 5th day of January of each successive renewal term.

If the Company were to terminate the agreement during a renewal term for any reason other than “Just Cause” (as defined in the employment agreement), then Mr. Croswell is entitled to 12 month’s salary, as well as all benefits earned and accrued through such date. The employment agreement provides for customary protections of the Company’s confidential information and intellectual property.

Potential Payments upon Change of Control or Termination following a Change of Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control. Termination of employment also impacts outstanding stock options.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the basis for the termination, the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our Common Stock when the termination event occurs.

The following table sets forth the compensation that would have been received by each of the Company’s Named Executive Officers had they been terminated as of December 31, 2017.

Name	Salary Continuation(1)	Bonus	Accrued Vacation Pay	Total Value
John M. Brown	249,000	—	—	249,000
Victor G. Carrillo	250,000	—	16,346	266,346
Dustin L. Guinn	250,000	—	7,690	257,690
Michael B. Croswell	150,000	—	13,749	163,749

(1)	Represents for Messrs. Brown, Carrillo, Guinn, and Croswell: 12 months of 2017 base salary.

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DIRECTOR COMPENSATION

Our non-employee director compensation program in 2017 consisted of two principal elements: (1) board fees ($1,500 per month) and, if applicable, committee chairmanship fees ($1,000 per month) and (2) grants of stock options. Pursuant to the monthly board fees described above, non-employee directors received an annual payment of $18,000 in 2017 and each chairman or co-chairman of a committee received an additional $12,000 in annual payments. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)		All Other Compensation		Total
Forrest A. Garb	33,000		29,427	(2)	5,665	(13)	68,092
Paul Oroian	42,000		29,427	(2)	6,412	(5)	77,839
William H. Avery	18,000		136,091	(3)	169,596	(6)	323,687
Dr. Yehezkel Druckman	30,000		29,427	(2)	70,764	(7)	130,191
Dr. Lee Russell	12,000		141,427	(2)	100,211	(7)	253,638
Justin Furnace	39,000		29,427	(2)	4,265	(8)	72,693
Gene Scammahorn	30,000		29,427	(2)	4,138	(9)	63,566
Kent S. Siegel	30,000		29,427	(2)	5,338	(10)	64,765
Ralph F. DeVore(4)	18,000		29,427	(2)	5,000	(11)	52,427
Martin M. van Brauman	18,000		163,309	(3)	210,066	(12)	391,375

(1)	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of option awards granted during the indicated year, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares actually received or which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense Zion that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balances. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 6 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	The details relating to these grants are as follows: On June 7, 2017, we granted to each non-employee director options to purchase 50,000 of our Common Stock under our 2011 Non-Employee Directors Stock Option Plan at a per share exercise price of $1.75. The options were fully vested on the date of grant and expire on June 7, 2023.
(3)	Mr. Avery was granted 100,000 options under the 2011 Equity Incentive Plan to purchase 100,000 shares of our Common Stock at a per share exercise price of $0.01, which options were vested upon issuance and continue to be exercisable through January 2, 2027. Mr. Van Brauman was granted 120,000 options under the 2011 Equity Incentive Plan to purchase 120,000 shares of our Common Stock at a per share exercise price of $0.01, which options were vested upon issuance and continue to be exercisable through January 2, 2027.
(4)	Mr. DeVore resigned from the Board on January 15, 2018.
(5)	Annual meeting expense ($6,412).
(6)	Annual meeting expense ($5,000); legal fees as general counsel ($162,000); insurance-medical ($2,596).
(7)	Consulting fees for Dr. Druckman ($70,764) and for Dr. Russell ($96,000). Annual meeting expense for Dr. Russell ($4,211).
(8)	Annual meeting expense ($4,265).
(9)	Annual meeting expense ($4,138).
(10)	Annual meeting expense ($5,338).
(11)	Annual meeting expense ($5,000).
(12)	Annual meeting expense ($5,778); legal fees for SEC/NASDAQ filings, tax, corporate governance documents/procedures, etc. ($162,000); fees for secretary/treasurer ($36,000); insurance-medical ($5,409), professional dues ($880).
(13)	Annual meeting expense ($5,665).

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INFORMATION RELATING TO AN EXECUTIVE OFFICER WHO IS NOT A DIRECTOR NOMINEE

All executive officers of the Company are members of the Board of Directors.

Employment Agreements

We have entered into employment agreements with Messrs. Brown, Carrillo, Guinn, and Croswell. See “Executive Compensation — Employment Agreements” for additional information.

Policy for Approval of Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis and shall approve all “related party transactions” required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under the requirements of the NASDAQ. Except as set forth above, we do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders:
Stock Options	4,339,443	$1.37	2,016,750
Equity compensation plans not approved by security holders:	—	—	—
TOTAL	4,339,443	$1.37	2,016,750

Long-Term Incentive Plan

At our 2002 Annual Meeting of Stockholders, the stockholders approved the establishment of a long-term key employee and consultant incentive plan, which may be structured as an employees’ royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest. The Company may, but has not yet, established a long-term management incentive plan for key employees and consultants whereby a 1.5% overriding royalty or equivalent interest in the all current and future oil and gas exploration and development rights would be assigned to key employees and consultants. As this plan has not been established as of December 31, 2017, the Company did not have any outstanding obligation in respect of the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers and directors of the Company and persons who beneficially own more than 10% of the Common Stock outstanding to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 or 5) with the SEC. Officers, directors and such greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16 (a) of the Exchange Act, were complied with in a timely manner during the fiscal year ended December 31, 2017.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of 12 directors. Our Amended and Restated Certificate of Incorporation classifies the Board into three classes, each having a staggered term expiring at successive annual meetings. Four Class I directors are to be elected at the Annual Meeting to serve a three-year term expiring at the 2021 Annual Meeting of Stockholder (and until their successors shall be elected and shall qualify). The term of our Class II directors, Justin W. Furnace, Martin M. van Brauman, Dustin L. Guinn, Gene Scammahorn and Dr. Lee Russell, shall expire at the 2019 Annual Meeting of Stockholders. The term of our Class III directors, Victor Carrillo, Paul Oroian, and William Avery, shall expire at the 2020 Annual Meeting of Stockholders.

The Board has nominated the persons named in the table below for election as Class I directors. All such persons are presently directors of the Company, and each has consented to being named as a nominee for election as a Class I director and has agreed to serve if elected. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as Class I directors. If, for any reason, at the time of the election, any of the nominees should be unable or unwilling to accept election, such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board to the extent that such substitute nominee exists. However, the Board has no reason to believe that any nominee will be unable or unwilling to serve as a director.

The four nominees receiving the highest number of affirmative votes of shares present or represented by proxy and entitled to vote for them shall be elected as directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
John M. Brown	Executive Chairman	78	2000
Forrest Garb	Director	88	2005
Kent Siegel	Director	62	2012
Michael B. Croswell, Jr.	CFO/Director	47	2017

The following describes at least the last five years of business experience of the directors standing for re-election. The descriptions include any other directorships at public companies held during the past five years by these directors. No family relationship exists between any director and executive officer of the Company.

John M. Brown, age 78, is the founder of Zion Oil & Gas and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. Mr. Brown was appointed Executive Chairman in January 2010. Mr. Brown was also appointed as Interim Chief Executive Officer on October 18, 2012 and on January 1, 2014, Mr. Brown was appointed as the Chief Executive Officer and to continue as the Executive Chairman. Previously, he served as our Chief Executive Officer from April 2000 to September 2004 and as President from April 2000 to October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valeron, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and director of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. His efforts led to our obtaining, in May 2000, the Ma’anit License, the precursor to the Joseph License. Mr. Brown holds a BBA degree from Fullerton College. Mr. Brown’s senior management experience in two Fortune 500 companies as well as his extensive experience in the oil and gas sector in the State of Israel provide with him with the insight and vision needed to serve as CEO and chairman of our Board of Directors.

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Forrest A. Garb, age 88, was appointed a director in November 2005 and serves as Chairman of the Compensation Committee. Mr. Garb is a petroleum engineer who has provided independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy’s merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc., a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists. He is a charter member of The American Institute of Minerals Appraisers. He is a registered professional engineer in the state of Texas. Mr. Garb’s petroleum engineering background and vast experience in the petroleum industry spanning over 45 years provide our Board with a valuable resource in assessing oil and gas prospects.

Kent S. Siegel, age 62, was appointed a director in December 2012 and assumed his office as of January 1, 2013. Mr. Siegel previously served as a director on the Company’s Board from November 2003 through March 31, 2011 and as the Company’s Chief Financial Officer from July 9, 2010 through March 31, 2011, the date of his resignation. Mr. Siegel has served as president and chief operating officer of Kent S. Siegel, P.C. since 1984. Kent S. Siegel, P.C. is a firm of certified public accountants and attorneys at law based in West Bloomfield, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctorate from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. Mr. Siegel’s extensive experience as a certified public accountant and in tax law provides our Board with a critical accounting and tax law perspective. Mr. Siegel is a valuable member of the Audit Committee of our Board and serves on the Compensation Committee.

Michael B. Croswell Jr., age 47, CPA, was appointed to the Board on May 1, 2017 and has been serving as Corporate Controller for the Company since April 2011. In February 2013, Michael was promoted to Vice President of Administration and in August 2016, Mr. Croswell was promoted to Chief Financial Officer. Mr. Croswell is a corporate accounting and management professional with a diverse range of industry experience. Mr. Croswell is a Certified Public Accountant since 1997 and earned his Bachelor of Business Administration degree in accounting from Stephen F. Austin State University in 1994 and earned a Master of Business Administration degree from the University of Dallas in 2013.

There are no family relationships between any of the above directors.

Information Relating to Continuing Directors who are not Standing for Re-election this Year

Dustin L. Guinn, age 41, is currently serving as the Executive Vice Chairman since July 1, 2016 and the President and Chief Operating Officer since September 13, 2016. He was appointed a director on May 1, 2015. Dustin Guinn served as Chief Executive Officer of Viking Services, in which he had acted in this capacity from June of 2011 through September 30, 2015. Mr. Guinn’s primary responsibilities included operational and strategic management focusing on the growth, deployment and profitability of assets in Turkey, Northern Iraq, Hungary, Bulgaria, Serbia, Romania and other strategic countries within the Middle East, North Africa, as well as Central and Eastern Europe. Mr. Guinn has extensive experience in transactional mergers and acquisitions involving both entity and asset purchases as well as the integration of those acquisitions and was intimately involved in the growth of Viking, in terms of financial, operational, structural, and reporting and management growth since its inception in 2008. Prior to assuming the responsibilities of CEO in 2011 Mr. Guinn served as President of Viking International and Viking Geophysical in which he leveraged his financial background and experience to focus on the continued development of operational efficiencies, reporting implementation, profitable asset deployment and accountability focusing on return on investment metrics. Mr. Guinn was integral in the procurement and negotiation of many of Viking’s key long-term, ongoing service contracts and MSA’s that Viking currently enjoys. Mr. Guinn has also served in a number of capacities within Viking such as CFO, Treasury Manager and Financial Analyst, which have allowed for the opportunity to have a balanced and well-rounded understanding of the business. Mr. Guinn graduated, with honors, from New Mexico State University with a Bachelor of Business Administration degree in Finance, during which time he competed in both track and field and football (Three Year Starter at Tight End) and earned a Master’s Degree in Business Administration from West Texas A&M.

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Victor G. Carrillo, age 53, was appointed Chief Executive Officer on June 15, 2015. He served as President and Chief Operating Officer from October 2011 until June 15, 2015. He served as Executive Vice President from January 2011 until June 15, 2015. He has been a director since September 2010. From January 2011 through May 2016, Mr. Carrillo served on the Board of Directors of Magnum-Hunter Resources, a publicly traded oil and gas company exploring in the United States and Canada. Since October 2016, he has been serving on the Board of Directors of Energy Hunter Resources, a private oil & gas company exploring in Texas. Mr. Carrillo also serves on the Advisory Board of the Maguire Energy Institute at Southern Methodist University and on the Board of Directors of the Texas-Israel Chamber of Commerce. Mr. Carrillo is a petroleum geologist and geophysicist, attorney, former Abilene City Councilman, former Taylor County Judge, and for eight years served as statewide-elected commissioner of the Railroad Commission of Texas (the state’s regulatory authority over oil and gas drilling). He has over 25 years of professional experience, much of it in the oil and gas industry, specifically in exploration and production. He holds a Juris Doctorate degree from the University of Houston Law Center, a Master of Science degree in geology from Baylor University, and a Bachelor of Science degree in geology from Hardin-Simmons University. Mr. Carrillo also received an honorary doctorate degree from Hardin-Simmons University in May 2006.

Paul Oroian, age 65, was appointed a director in November 2003. He has served as president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas, since its founding in 1983. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelor of Science degree in Business Administration from Bryant College. He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992 and 1998. Mr. Oroian’s extensive experience as a certified public accountant was instrumental in his appointment to the Audit Committee of our Board and provides our Board with a critical accounting perspective. Mr. Oroian also serves as the Board’s Lead Independent Director.

Dr. Yehezkel “Charlie” Druckman, age 79, was appointed a director in November 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights both onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965, he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society’s Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982 and for a number of years on the Society’s editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology. Dr. Druckman’s academic credentials as a geologist, his experience as the Petroleum Commissioner for the State of Israel for nearly a decade and his vast knowledge and expertise in the geological mapping of the State of Israel for petroleum exploration purposes provide us with a critical resource in our ongoing oil and gas exploration efforts in Israel as well as a liaison to the Israeli regulatory authorities with whom we are in ongoing contact with respect to the maintenance of our license and other oil and gas exploration rights. Note: On April 9, 2018, memorial services were held in Jerusalem, Israel for Dr. Yehezkhel “Charlie” Druckman.

William H. Avery, age 70, was appointed to the Board as a non-employee director, effective September 1, 2013. From 2001 to 2003, Mr. Avery worked on a broad variety of administrative, financial and legal matters for the Company. He served as Vice President of Finance and Treasurer commencing 2003 until 2007. He worked full time as Executive Vice President and Treasurer and as a director commencing in 2007 with responsibility for administration, finance and legal until 2010. From December 2012 to current, he has been retained as General Counsel on a part time basis under an independent consulting contract. Mr. Avery has a BBA in Finance and Economics from Southern Methodist University and a Juris Doctorate from Duke University.

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Justin W. Furnace, age 40, was appointed a director in April 2012. Mr. Furnace is the Director of External Affairs for Hilcorp Energy Company in Houston, Texas. Previously, from May of 2010 to September 2012, he was the President of the Texas Independent Producers & Royalty Owners Association (TIPRO), a trade association representing the interests of more than 2,300 independent oil and natural gas producers and royalty owners throughout Texas. As TIPRO President, Mr. Furnace was responsible for overseeing the association’s governmental affairs in Texas and Washington D.C. and representing the interests of the association membership before various regulatory bodies, among other things. Prior to that, from June 2007 to May 2010, Mr. Furnace served as chief of staff and legal counsel to then Chairman Victor Carrillo of the Texas Railroad Commission. He was the Chairman’s top policy advisor, in charge of evaluating, assessing and implementing all legal, technical and legislative strategies. Prior to his tenure at the Railroad Commission, from September 2004 to December 2006, he practiced law at the Beaumont office of Mehaffy Webber as an associate in the firm’s business and litigation departments. While at the firm, he focused on both transactions and litigation relating to oil and gas, real estate and corporate matters. A graduate of Hardin-Simmons University in 2001, Mr. Furnace currently serves on its Board of Development. He later received his Doctor of Jurisprudence degree from Texas Tech University School of Law in 2004. Mr. Furnace’s background in commercial oil and gas law and his regulatory experience make him a valuable objective resource for our company on these matters.

Gene Scammahorn, age 71, was appointed a director in October 2012. Until recently, Mr. Scammahorn was an Internal Audit Director at Xerox Business Services, LLC, a position that he held since 2001. In this position, he was primarily responsible for consulting and advising operating management in preparations for over 100 external SSAE (formerly SAS 70) audits of domestic and global business process outsourcing contracts. Mr. Scammahorn has over 30 years of business experience, including two “Big Four” public accounting firms, major oil and gas companies and banking and consulting. He has participated in audit committee presentations and meetings for major clients, the Federal Reserve Bank of Dallas and Xerox Business Services, LLC. He received a BS in Accounting in 1973 from the University of Tulsa and is a Certified Public Accountant and a Certified Financial Planner. Mr. Scammahorn’s extensive experience as a certified public accountant was instrumental in his appointment to the Audit Committee of our Board and provides our Board with a critical accounting perspective.

Martin M. van Brauman, age 70, was appointed to the Board effective April 1, 2014 and since January 1, 2012 has been the Corporate Secretary and Treasurer and since June 1, 2013 has been a Senior Vice President. From July 1, 2007 to January 31, 2009, he served as the Chief Financial Officer, Corporate Secretary, Senior Vice President and Board director. Between February 1, 2009 and July 1, 2009, he served as the Chief Legal Officer. He is Board Certified in Tax Law by the Texas Board of Legal Specialization and has been in private legal practice in Dallas specializing in international and corporate tax and business corporate law. Previously, he spent 12 years as a Senior Attorney (International Specialist and Petroleum Industry Specialist) with the Office of Chief Counsel, IRS, followed by three years as a tax consultant with Deloitte & Touche and Grant Thornton. He has published on subjects related to taxation of international oil and gas ventures. Mr. van Brauman holds a B.E. degree from Vanderbilt University, a Doctor of Jurisprudence degree from St. Mary’s University and an M.B.A. (Beta Gamma Sigma) and LL.M. (Tax Law) from Southern Methodist University. He has been an Adjunct Professor at Southern Methodist University, School of Law, L.L.M. Tax Program and at the University of Texas at Dallas, Masters of Accounting Program. He is on the Advisory Board of the Jewish and Israel Studies Program, University of North Texas. He is a Capitol Club member of the American Israel Public Affairs Committee (“AIPAC”).

Dr. Lee R. Russell, age 69, was appointed to the Board on May 1, 2017 and has been an independent Geoscience Consultant with the Company since August of 2012. He has over 41 years of industry experience in research and exploration positions with Shell Oil Co., Arco, and Sun Oil, as well as in his own exploration pursuits and consultancy. Projects have ranged from domestic exploration in the Gulf of Mexico, Rocky Mountains, and Alaska, to international projects in East and West Africa, North Sea, Norway, Onshore China, New Zealand, Papua New Guinea, and Newfoundland. He is a published author of many scientific articles and served as a Panel Chair and Co-Author of a National Research Council study on “Solid Earth Sciences and Society.” He received his BA in Geology from Ohio Wesleyan University in 1970, and MSc and PhD degrees in Geology and Geophysics from Texas Tech University in 1972 and 1977. He is a member of the American Association of Petroleum Geologists, serving two terms as Associate Editor, and is a Fellow of the Geological Society of America.

There are no family relationships between any of the above directors.

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ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE POLICIES

The Company’s business is managed under the direction of the Board. In connection with its oversight of the Company’s operations and governance, the Board has adopted, among other things, the following:

●	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

●	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

●	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board;

●	an Insider Trading Policy to facilitate compliance with insider trading regulations;

●	an Audit Committee Whistleblower and Complaint Policy and Procedures (i) to allow directors, officers and employees to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) which provides for the receipt of complaints regarding accounting, internal controls or auditing; and

●	a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board, Board Committees and/or individual directors.

Each of these documents can be viewed on the Company’s website at www.zionoil.com/investor-center/corporate-governance. The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Zion Oil & Gas, Inc., Attn: Corporate Secretary, 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243.

BOARD MEETINGS

During the fiscal year ended December 31, 2017, the Board held four board meetings and acted by unanimous written consent on 15 occasions. Each of the directors attended 100% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Board does not have a formal policy with respect to Board members’ attendance at annual stockholder meetings, although it encourages directors to attend and participate at all such meetings. All of the directors serving at the time of the 2017 annual meeting attended the Company’s 2017 annual meeting held in Caesarea, Israel on June 7, 2017.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The code has been posted on our web site at www.zionoil.com/investor-center/corporate-governance, and may also be obtained free of charge by writing to Ethics Code, c/o Zion Oil & Gas, Inc., 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

BOARD LEADERSHIP STRUCTURE

The role of Executive Chairman is held by Mr. Brown, of Executive Vice Chairman is held by Mr. Guinn and of the CEO by Mr. Carrillo. Mr. Guinn also holds the position of President and Chief Operating Officer. The Board believes that this management structure provides the optimal leadership situation for the Company during this period to ensure that key business issues and interests of the Company’s stakeholders (stockholders, employees, communities and prospective investors) are communicated to the Board. In addition, Mr. Brown’s experience as founder and continuing Chairman of the Company since its inception and qualifications, enable him to fulfill the responsibilities of both roles and effectively lead Zion with a unified vision.

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The Board believes that other elements of the Company’s corporate structure ensure that independent directors can perform their role as independent fiduciaries in the Board’s oversight of management and our business and minimize any potential conflict that may result. In this regard, it shall be noted that Mr. Oroian serves as Lead Independent Director. Our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least annually, and more frequently as needed at the call of one or more independent directors. These executive sessions are presided over by the Lead Independent Director or, if the Lead Independent Director is not in attendance, by another person chosen by the independent directors.

LEAD INDEPENDENT DIRECTOR

The Lead Independent Director serves a valuable role in leading the Board and creating an atmosphere, in which the Board can enhance the Company’s success. The Lead Independent Director’s significant responsibilities are to:

●	act as a liaison between the independent directors and the Chairman and management, including with regard to the interest of the independent directors in having particular issues or topics addressed in a Board meeting:

●	set the agendas for, call for, and preside over the executive sessions of the independent directors, which typically is conducted at the annual Board meeting, but can be conducted at any Board meeting as needed by the Lead Independent Director;

●	brief the Chairman, CEO and management, as needed, on the issues discussed in the executive sessions;

●	collaborate with the Chairman and CEO on the agendas for the meetings of the Board (including schedule and materials);

●	have the ability to call Special meetings of the Board and determine the agenda for such Special Board meeting;

●	coordinate the retention of consultants and advisors who report directly to the Board on Board matters (as opposed to committee consultants and advisors);

●	facilitate and assist the Nominating & Corporate Governance Committee with Board, committee and director evaluations;

●	assist the Chairman, CEO and Chair of the Compensation Committee with succession planning, as necessary;

●	foster a respectful atmosphere, in which directors feel comfortable asking questions, providing insight and engaging in dialogue;

●	frequently meet with management to preview significant matters expected to be presented to the Board; and

●	as needed or requested by the Board, perform other corporate governance duties.

DIRECTOR INDEPENDENCE

The Board of Directors has established guidelines requiring a majority of directors to be independent, as determined in accordance with the Bylaws of the Company and applicable rules of the NASDAQ. Of the 13 members of our Board of Directors until the recent death a number of days ago of Dr. Druckman, seven (Messrs. Furnace, Garb, Oroian, Siegel, Russell, Druckman and Scammahorn) met the criteria of independence set by the NASDAQ Global Market for membership on the board of a NASDAQ listed company (“NASDAQ independence criteria”). Each of these seven directors had certified their belief that they met such independence standards. Also, all of the members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are independent under applicable SEC and NASDAQ rules and regulations.

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NASDAQ independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot receive or, over the past three years, have an immediate family member who receives or received from the Company more than $120,000 in any consecutive twelve month period for services other than as one of the Company’s directors (or, with respect to an immediate family member, as a Company employee); (iii) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an “independent” director cannot be one of the Company’s officers or be in a position, directly or indirectly, to control the Company’s management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

BOARD COMMITTEES

The Company’s Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, with each comprised of independent directors. Each committee operates under a charter that has been approved by our Board. All of the charters are publicly available on our website at www.zionoil.com/investor-center/corporate-governance. Copies of our committee charters are available, without charge, upon request in writing to Investor Relations Department.

Audit Committee

The Company’s Audit Committee is currently comprised of Messrs. Oroian, Siegel and Scammahorn. Mr. Oroian was elected to serve as Chairman. All members of the Audit Committee are financial experts possessing accounting and audit skills, since all members are licensed CPAs. Mr. Scammahorn recently retired as an Internal Audit Director at Xerox Business Services, LLC. Mr. Oroian is president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm. Mr. Siegel is the president and chief operating officer of Kent S. Siegel, P.C., a certified public accounting firm and is also a tax lawyer.

The principal function of the Audit Committee is to assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) Company compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) performance of the Company’s independent auditors, (v) the Company’s business practices and ethical standards and (vi) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors.

The Board has determined that each member of the Audit Committee is an “independent director” as defined by NASDAQ regulations and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Exchange Act. In addition, the Board has determined that Mr. Oroian qualifies as an “audit committee financial expert” as defined by the SEC. Security holders should understand that this designation is a disclosure requirement of the SEC relating to Mr. Oroian’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Oroian any duties, obligations or liability that is greater than is generally imposed on him as a member of the Audit Committee and Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

During the fiscal year ended December 31, 2017, the Audit Committee met five times.

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Compensation Committee

The current members of our Compensation Committee are Messrs. Furnace, Garb and Siegel. Mr. Garb was elected to serve as Chairman effective October 1, 2017 with Mr. Furnace and Mr. Siegel remaining on the Committee. All three current members of the Compensation Committee satisfy the SEC independence criteria and the NASDAQ independence criteria. The Compensation Committee establishes our Company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our Company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

●	determining compensation for the Company’s executive officers;

●	assisting in developing and reviewing the annual performance goals and objectives of our executive officers;

●	assessing the adequacy and competitiveness of our executive compensation program;

●	administering our incentive compensation program and other equity-based compensation plans;

●	reviewing and recommending compensation for our non-employee directors; and

●	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

During the fiscal year ended December 31, 2017, the Compensation Committee met once and acted by unanimous consent on ten occasions.

Our executive officers receive a compensation package consisting of base salary, long-term equity awards, and participation in benefit plans generally available to all of our employees including life, health, disability and dental insurance. We have chosen these elements of compensation to create a flexible package that reflects the long-term nature of our business. We also enter into employment agreements with our executive officers that provide for certain severance benefits upon termination of employment following a Company change of control.

In setting executive officer compensation levels, the Compensation Committee, which is comprised entirely of independent directors, is guided by the following considerations:

●	recommendations from the CEO and Chairman of the Board based on individual executive performance and appropriate benchmark data;

●	ensuring compensation levels reflect the Company’s past performance and expectations of future performance;

●	ensuring compensation levels are competitive with compensation generally being paid to executives we seek to recruit to ensure our ability to attract and retain experienced and well-qualified executives; and

●	ensuring a portion of executive officer compensation is paid in the form of equity-based incentives to closely link stockholder and executive interests.

The Compensation Committee periodically engages a consulting company to obtain market data and information on compensation trends regarding executive and director compensation.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Oroian, Furnace and Scammahorn. Mr. Furnace was elected to serve as Chairman. The Nominating and Corporate Governance Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election.

In addition, the Nominating and Corporate Governance Committee has adopted a formal written policy respecting the standards and qualifications to be used in identifying director nominees, including the consideration of director nominees presented by the Company’s stockholders. A copy of the director nominee policy is available on our website at www.zionoil.com/investor-center/corporate-governance.

During the fiscal year ended December 31, 2017, the Nominating and Corporate Governance Committee met once and acted by unanimous consent on three occasions.

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While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee considers diversity as part of its overall assessment of the Board’s functioning and needs. The Board of Directors believes that it is essential that Board members represent diverse business backgrounds and experience and include individuals with a background in related fields and industries. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and the expertise needed by the Company. We believe that the backgrounds and qualifications of our directors, considered as a group, should and do provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities with respect to the Company’s functioning and needs.

 The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with its formally adopted director nominee policy and subject to applicable inquiries. Proposals for consideration by the Nominating and Corporate Governance Committee of director nominees may be made by submitting the names and supporting information to: Justin Furnace, Chairman, Nominating and Corporate Governance Committee, Zion Oil & Gas, Inc., 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243. A stockholder nomination must contain the following information about the nominee:

●	Name;

●	Age;

●	Business and residence addresses;

●	Principal occupation or employment;

●	The number of shares of the Company’s Common Stock and other Company securities held by the nominee;

●	A resume of his or her business and educational background;

●	The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and

●	A signed consent of the nominee to serve as a director, if nominated and elected.

The nomination should also contain the following information concerning the nominating stockholder:

●	Name

●	Address

●	The number of shares of the Company’s Common Stock and other securities held by the nominating stockholder.

●	The nature of the holdings – whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and

●	Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder, person, or entity concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS POLICY

In recognition of the importance of providing all interested parties, including shareholders, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communications Policy, a copy of which is available on our website at www.zionoil.com/investor-center/corporate-governance. Stockholders may communicate with the Board by sending written communications to the Board of Directors, care of Mr. Paul Oroian, Lead Independent Director, to:

Mr. Oroian, Lead Independent Director
Zion Oil & Gas, Inc.
12655 North Central Expressway, Suite 1000
Dallas, Texas 75243

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All such letters must follow the directions set out in the Stockholder and Interested Parties Communications Policy. Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Company securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in the Company, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, email address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

The Nominating and Corporate Governance Committee may revise these procedures at any time. Until other procedures are developed and posted on our website, all communications to the Board should be mailed with the information in accordance with the procedures described in the communications policy.

Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior officers attend meetings of the Board, provide presentations on operations including significant risks, and are available to address any questions or concerns raised by the Board. Additionally, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee coordinates the Boards’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and corporate governance. When any committees receives a report related to material risk oversight, the Chairman of the relevant committee reports on the discussion to the full Board.

In addition to receiving reports from Board committees regarding the risks considered in their respective areas, at least once a year, the Board will specifically review our long-term strategic plans and the principal issues and risks we may face, as well as the processes through which we manage risk. This ensures our Board has a broad view of our strategy and overall risk management process and enables the full Board to coordinate risk oversight, especially with respect to risk interrelationships. We believe our Executive Chairman’s role enhances the Board’s administration of its risk oversight function because, through his role as Chairman, he is able to provide the Board with valuable insight into our risk profile and the options to mitigate and address our risk based upon his experiences with the management of our business.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. An independent registered public accounting firm has been engaged to audit the Company’s financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the Company’s accounting and financial reporting processes and (ii) the audits of the financial statements of the Company on behalf of the Board.

The Audit Committee has met and held discussions with management and Malone Bailey LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

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The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and management, including the independent auditors written disclosures required by PCAOB Rule 3526 (File No. PCAOB-2008-03) (Independence Discussions with Audit Committees).

Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

This report is submitted by the Chairman of the Audit Committee.

AUDIT COMMITTEE
Paul Oroian
Kent Siegel
Gene Scammahorn
March 1, 2018

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

BOARD RECOMMENDATIONS

PROPOSAL NO. 1

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ELECT THE FOUR CLASS I DIRECTORS THAT HAVE BEEN NOMINATED TO THE BOARD OF DIRECTORS.

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PROPOSAL NO. 2

RATIFICATION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

MaloneBailey, LLP (“MaloneBailey”), an independent registered public accounting firm, was the auditor for the year ended December 31, 2017 and has been selected as the independent auditor for the year ending December 31, 2018. Although stockholder ratification is not required for the appointment of MaloneBailey, since the Audit Committee has the responsibility for appointing the Company’s independent auditors, the appointment is being submitted for ratification with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in the future.

It is expected that a representative of MaloneBailey will be available to respond to appropriate questions from stockholders present at the annual meeting.

Principal Accountant Fees and Services

The following table sets forth the fees for services provided by Malone Bailey and KPMG Somekh Chaikin (“SC”) relating to the fiscal years ended December 31, 2017 and December 31, 2016.

	Fiscal Year 2017		Fiscal Year 2016
	SC	Malone Bailey	SC		Malone Bailey
Audit Fees(1)	$39,000	$68,000		$39,000	$57,000
Audit-Related Fees(2)	—	$12,748	$		4,550
Tax Fees(3)	$7,500	—		$8,800	—
Other Fees(4)	—	53,760		—	—
Total	$46,500	$134,508		$47,800	$61,550

(1)	Audit Fees consist of fees for professional services rendered for the audit of our financial statements included in the Annual Report on Form 10-K, internal controls over financial reporting and the review of the interim financial statements included in the Quarterly Reports on Form 10-Q, and for the services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit-Related Fees consist of assurance and/or related services that were reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consist of services that were related to the filing of tax returns for our Israeli branch (figures presented exclude VAT tax).
(4)	SOX fees.

Policy on Pre-Approval of Services

Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of MaloneBailey to conduct the audit of our 2017 financial statements was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS OTHERWISE SPECIFIED IN THE PROXY.

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OTHER MATTERS

At the Annual Meeting, management does not intend to present any matters other than matters referred to herein, and as of this date management does not know of any such matter that will be presented for a vote at said Meeting.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, stockholder proposals intended to be presented at the Company’s 2019 Annual Meeting of Stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act must be made in accordance with the bylaws of the Company and received by the Company, at its principal executive offices, to be eligible for inclusion in the Company’s proxy statement for that meeting, no later than December 31, 2018. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals. Appropriate stockholder proposals submitted outside of Rule 14a-8 must be pursuant to our bylaws and policies. The Board will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2019 proxy statement.

SOLICITATION OF PROXIES

The Company will pay the cost for the solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone, or telecopy by directors, officers, and employees of the Company. The Company may also engage the services of others to solicit proxies in person or by telephone or telecopy. In addition, the Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such persons for the costs related to such services.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you may vote by telephone or via the Internet. If you have received a paper copy of the proxy card by mail you may also sign, date and return the proxy card promptly in the enclosed postage-prepaid envelope.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and related notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you instruct us to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and related notices, or if you are receiving multiple copies of the proxy statement and related notices and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You may notify us by sending a written request to Investor Relations, Zion Oil & Gas, Inc., 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 or by calling us at (214) 221-4610.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K for the year ended December 31, 2017, the Proxy Statement and the Notice of Annual Meeting of Stockholders and related notices to a stockholder at a shared address to which a single copy of such documents was delivered. Stockholders may make such request in writing, directed to Investor Relations, Zion Oil & Gas, Inc., 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 or by calling us at (214) 221-4610.

By Order of the Board of Directors

/s/ VICTOR G. CARRILLO
Victor G. Carrillo
Chief Executive Officer

April 13, 2018

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ANNUAL MEETING OF SHAREHOLDERS OF

ZION OIL & GAS, INC.

June 5, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/Zionoil/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333300000001000 8 060518

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" EACH OF THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
John M. Brown	☐	☐	☐
Forrest Garb	☐	☐	☐
Kent Siegel	☐	☐	☐
Michael B. Croswell, Jr.	☐	☐	☐
2. Ratify the appointment of MaloneBailey, LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ZION OIL & GAS, INC.

Proxy for Annual Meeting of Shareholders on June 5, 2018

June 5, 2018 at 2:00 PM Local Time

at the Westin Dallas Park Central in Dallas, Texas

Registration starts at 1:15 PM Reception immediately following the meeting (3:30 pm to 6:00 pm)

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Martin van Brauman and Michael Croswell, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Zion Oil & Gas, Inc., to be held June 5, 2018, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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